OCTOBER 2014

imprimis PHARMACEUTICALS

www.ImprimisPharma.com
www.GoDropless.com

NASDAQ: IMMY

Our vision is to deliver customized and other novel medicines to physicians and patients TODAY at accessible prices.

Disrupting the Billion Dollar Cataract Surgery Eye Drop Market

Imprimis Pharmaceuticals (NASDAQ: IMMY) is currently selling a proprietary single-dose formulation containing triamcinolone acetonide and moxifloxacin hydrochloride (Tri-Moxi) and a second formulation with vancomycin (Tri-Moxi-Vanc), which have been used for injection by ophthalmologists during ocular surgeries. Physicians report that the Company's single-use sterile injectable formulations virtually eliminate the need for patient-administered eye drops following ocular surgery. The results of the market adoption of the Company's formulations, branded Go Dropless™, include decreased costs to the patient, reduced physician and staff time spent on patient education of eye drop administration, and fewer follow-up visits due to complications arising from compliance issues.


With Imprimis technology (Elegant injectable formulation)
Without Imprimis technology ("Lava lamp effect" gums up syringe)

The company's Go Dropless™ cataract surgery campaign was launched in April 2014. Since then, more than 100 ophthalmologists have been trained or have begun using Dropless™ therapy. At leading ophthalmology meetings, physicians report a greater than 90 percent success rate in eliminating the use of post-operative eye drops. Dropless™ formulations have been used in over 40,000 ocular surgeries to date. In the near future, Imprimis expects its Dropless™ therapies to be evaluated and/or initiated at additional large ambulatory surgery centers throughout the United States. Dropless™ therapy has garnered extensive national media attention and has been featured in over 36 trade publications.

95% of leading cataract surgeons surveyed indicated they would prefer dropless therapy over existing eye drop solutions.

INDUSTRY COMPARABLES

Peer Valuation: Based on product pipeline and target markets

Company (Symbol)	Imprimis (IMMY)	Ophthotech (OPHT)	Omeros (OMER)	Aerie (AERI)	BioSpecifics (BSTC)	Auxilium (AUXL)
Stock Price (10/6/14)	$8.14	$38.22	$12.80	$20.31	$35.26	$30.04
Market Cap (10/6/14)	$74M	$1.2B	$435M	$485M	$228M	$1.5B
Revenue Quarter Ended (6/30/14)	$677K	$0	$449K	$0	$2.7M	$83M
R&D Expense Quarter Ended (6/30/14)	$36K	$34.7M	$12.4K	$6.7M	$286K	$11.3M
Market Focus	Ophth and Urology	Ophth	Ophth	Ophth	Urology	Urology

Robert Weinstock, MD*, *"It's a no brainer. I mean it's clearly something that I think we would all welcome and get behind... I think it would be a tremendous move forward for cataract surgery."*

Steven Vold, MD*, *"I really believe that if we could avoid drops or medication after cataract surgery it would be a huge deal for patients... And, at the end of the day have happier patients and happier doctors."*

Mark Kontos, MD*, *"I think the way we do it now is way too cumbersome, it is unnecessary, it is way more expensive than it needs to be. So in my mind I think it's a great opportunity to make cataract surgery a little bit more of a simpler process for patients and for us."*

For more physician testimonials: www.dropless/why-go-dropless/

**Not an Imprimis consultant or employee.*

2014 AND 2015 GOALS

Ophthalmology

- Continue Go Dropless™ adoption momentum
- Introduce new ophthalmology formulations
- Normalize Tri-Moxi pricing

Non-Ophthalmology

- Urology program launch
- Build on non-proprietary formulations business
- Continue evaluation of proprietary formulations for expansion into other therapeutic markets

Rx Fulfillment Strategy

- Scale to national footprint
- Continuous quality improvements

MANAGEMENT TEAM

Mark L. Baum, Founder, CEO, Board Member

Andrew R. Boll, VP, Accounting & Public Reporting

John Saharek, VP, Commercialization, Ophthalmology

Gary Seelhorst, VP, Corporate Development

Joe Bitterman, Sr. Operations Director

imprimis PHARMACEUTICALS

Imprimis Pharmaceuticals, Inc.
12264 El Camino Real, Suite 350
San Diego, CA 92130
T: 858.704.4040
F: 858.345.1745

Bonnie Ortega
Director, Investor Relations
T: 858.704.4587
bortega@imprimispharma.com

LARGE MARKET OPPORTUNITIES†

OPHTHALMOLOGY (CATARACT SURGERY)

- Over $1 Billion total U.S. drug market (NSAID, steroid and antibiotic)
- 3.6 million cataract surgeries annually in U.S., 22 million globally
- Estimated average post-op eye drop cost: $300 - $400 / procedure
- Estimated Medicare patient co-pay for eye drops: $75 - $125 / procedure
- Competitors: Bausch+Lomb (VRX); Allergan (AGN); and Alcon (NVS)

†Imprimis is currently focused on the U.S. market; however, the company has plans to access international markets with its formulations in due course.

UROLOGY (PEYRONIE'S DISEASE)*

- Over $1 Billion U.S. drug market
- 1 in 11 men suffer from Peyronie's disease
- 95,000 men diagnosed annually
- Leading competitor cost: $3,300 (8 injections) - $26,000 total
- Adverse events include penile rupture, allergic reactions and bruising
- Competitors: Auxilium (AUXL), Teva (TEVA), Impax (IPXL), and Apotex

*Formulations may have potential as an injectable for other fibrotic conditions (Duypuytren's contracture, human/canine lipomas, frozen shoulder and cellulite reduction).

FORMULATION PIPELINE

OPHTHAMOLOGY

Triamcinolone acetonide and moxifloxacin hydrochloride (Tri-Moxi) and added vancomycin (Tri-Moxi-Vanc)

- Sterile injection during human ocular surgeries
- Sterile injection during animal ocular surgeries
- Combination eye drop post-LASIK surgery

Prednisone and moxifloxacin hydrochloride (Pred-Moxi)

- Combination eye drop post-LASIK surgery

Compounded mydriatics

- Lyophilized epinephrine, shugarcaine or phenylephrine

Non-Proprietary Formulations

- Compounded Avastin
- Hyaluronidase
- Compounded mitomycin

UROLOGY

Injectable pentoxifylline

- Treatment for Peyronie's Disease

INVESTMENT HIGHLIGHTS

Unique capital efficient business model: Imprimis is a specialty pharmaceutical company dedicated to delivering high quality, novel, sterile and topical drug formulations in the ophthalmology and urology therapeutic areas. The Company's innovative proprietary drug formulations are born from the clinical experience of physician prescribers and pharmacist formulators to address the unmet needs of their patients. Operating under the regulatory framework of the Drug Quality & Security Act (2013), Imprimis fulfills patient specific prescriptions through its wholly-owned pharmacy. The pharmacy is currently licensed to distribute drug formulations in 34 states. Imprimis plans to expand its distribution network nationwide by gaining additional state pharmacy licenses and by acquiring additional prescription fulfillment pharmacies.

Pipeline presents growth opportunity: In addition to the existing Dropless™ formulations, the Company is validating other ophthalmology formulations, including a prednisone and moxifloxacin hydrochloride (Pred-Moxi) combination eye drop formulation to be used post-LASIK surgery. An estimated 700,000 LASIK surgeries are performed in the U.S. annually. In addition, Imprimis is currently evaluating an injectable pentoxifylline formulation for the treatment of Peyronie's disease and, once further validated, expects to launch its urology program in 2015.

Established proof of concept: Imprimis started reporting sales following the successful launch of its Go Dropless™ cataract surgery campaign in April 2014. The Company plans to replicate the success of its Dropless formulations and introduce new formulations initially in the ophthalmology and urology therapeutic areas.

Strong financials: Imprimis has a clean balance sheet, sufficient cash, low research and development expenses, and during the second quarter of 2014 generated its first quarter of sales.

Experienced management team: Experienced management team and board of directors consisting of seasoned business and healthcare professionals and supported by leading physician and pharmacist experts.